UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2006 (July 10, 2006)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Contract.

Effective with the employment of Joseph N. Jaggers as Chief Operating Officer and President of Bill Barrett Corporation (the “Company”) on July 10, 2006, the Compensation Committee of the Board of Directors of the Company approved a salary of $325,000 per year for Mr. Jaggers. See below, Item 5.02. Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers. Also effective July 10, 2006, the Compensation Committee granted Mr. Jaggers options to purchase 225,000 shares of common stock for $27.96 per share and granted Mr. Jaggers 35,765 restricted shares of common stock. These options and restricted shares vest 25% on each of July 10, 2007, 2008, 2009 and 2010 and the options expire on July 10, 2013. The Company and Mr. Jaggers also entered into an indemnification agreement and a change in control severance protection agreement in the forms entered into with other officers of the Company. These agreements are summarized below and the forms of these agreements are incorporated by reference into this Form 8-K.

Change in Control Severance Protection Agreement

The severance agreement for Mr. Jaggers provides for certain benefits in the event that there is both a change in control (as defined in the agreement) of the Company and Mr. Jaggers’ employment is terminated within one year after the change in control other than a termination for cause or without good reason, as defined in the agreement. Mr. Jaggers is entitled to receive a severance payment equal to two times his highest cash compensation, including bonus, during any consecutive 12 month period in the three years preceding the termination. This amount is payable in a lump sum. Mr. Jaggers also is entitled to accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether he is terminated. Mr. Jaggers also will receive continuation of all life, disability, accident and health insurance for 36 months after termination, or reasonably equivalent benefits, as well as outplacement services to assist in obtaining new employment. The agreement automatically expires if a change in control has not occurred within a 10-year period, and may be renewed for successive one-year periods by written agreement of the parties.

Indemnification Agreement

The Company entered into an indemnification agreement with Mr. Jaggers in the same form as entered into with each of our directors and other executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law.

Item 5.02.	Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

Appointment of Principal Officer

Effective July 10, 2006, Joseph N. Jaggers was appointed to be Chief Operating Officer and President of the Company. The terms of Mr. Jaggers’ compensation are described above under Item 1.01.

Mr. Jaggers, 52, is an experienced executive with a 25-year career managing oil and gas operations. Mr. Jaggers has significant experience operating in the Rocky Mountains in both conventional and unconventional resources, such as basin-centered, tight gas, and coal bed methane. He was Regional Vice President, Exploration and Production, for the Williams Companies from 2001 until 2006, where he was responsible for Rocky Mountain operations that included extensive drilling and completions, along with gas processing and gathering operations. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources Corporation from 2000 until its sale to Williams in 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international operational assignments with increasing managerial responsibility. Since 2006, Mr. Jaggers has served as a director of Milagro Exploration, a privately held oil and gas company, and Mr. Jaggers served as a director of Mission

Resources from November 2003 until Mission’s sale in July 2005. From April until June 2006, Mr. Jaggers served as Chief Operating Officer of Terralliance Technologies, Inc., a private oil and gas exploration and production company.

Item 7.01.	Regulation FD Disclosure.

On July 10, 2006, the Company issued a press release concerning the appointment of Joseph N. Jaggers as Chief Operating Officer and President of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Form of Change in Control Severance Protection Agreement for named executive officers. [Incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

10.2	Form of Indemnification Agreement dated April 15, 2004, between Bill Barrett Corporation and each of the directors and certain executive officers. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

99.1	Press Release, dated July 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2006	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron.
Francis B. Barron Senior Vice President—General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Form of Change in Control Severance Protection Agreement for named executive officers. [Incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

10.2	Form of Indemnification Agreement dated April 15, 2004, between Bill Barrett Corporation and each of the directors and certain executive officers. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

99.1	Press Release, dated July 10, 2006.

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